Exhibit 99.1

For Immediate Release

SL Industries, Inc. Board of Directors Authorizes
Repurchase of up to 470,000 Shares of its Common Stock

MT. LAUREL, N.J., Nov. 16, 2010 . . . SL Industries, Inc. (NYSE Amex: SLI) (the “Company”) announced that its Board of Directors has approved a plan to repurchase up to an aggregate of 470,000 shares of the Company’s outstanding common stock (approximately 10% of the outstanding shares).  Any repurchases by the Company under this plan will be made from time to time on the open market at prevailing market prices, pursuant to a 10b5-1 plan or otherwise in compliance with applicable laws.  The timing and extent of any purchases will be subject to restrictions under the Company’s credit facility as may be in effect from time to time, and restrictions relating to volume, price and timing under applicable laws, including Rule 10b-18 of the Securities Exchange Act of 1934.

About SL Industries

SL Industries, Inc. designs, manufactures and markets power electronics, power motion, power protection, teleprotection and communications equipment and systems that are used in a variety of medical, aerospace, computer, datacom, industrial, telecom, transportation and electric power utility equipment applications. For more information about SL Industries, Inc. and its products, please visit the Company's web site at www.slindustries.com.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: the effectiveness of the cost reduction initiatives undertaken by the Company, changes in demand for the Company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, constraints on supplies of critical components, excess or shortage of production capacity, difficulties encountered in the integration of acquired businesses and other risks discussed from time to time in the Company's filings and reports with the Securities and Exchange Commission. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Contact:
Louis Belardi
Phone: 856-727-1500
Facsimile: 856-727-1683